SULLIVAN & CROMWELL
                                 48 Wall Street
                               New York, New York

                                                                   March 6, 1947

Whitehall Fund, Inc.
65 Broadway
New York City, N.Y.

Dear Sirs:

         You have requested our opinion in connection with the registration statement which you have filed on Form S-5 with the Securities and Exchange Commission for registration under the Securities Act of 1933 of 160,000 shares of your capital stock.

         We have acted as your counsel since your incorporation in February, 1947, and are familiar with your organization, corporate status and the legality of your capital stock. We are also familiar with the authorization by your Board of Directors of a private offering of your shares to not in excess of 15 persons prior to the effectiveness of your registration statement on From S-5; and are familiar with the distributing agreement dated March 6, 1947, between yourself and Broad Street Sales Corporation.

         We advise you that, in our opinion:

         (a) Whitehall Fund, Inc. is a corporation duly organized and validly existing under the laws of the State of Maryland, with an authorized capital stock consisting of 1,000,000 shares, all of the same class and of the par value of $1 each.

         (b) Shares of the capital stock of Whitehall  Fund,  Inc.,  when issued
(i) in accordance with the authorization by its Directors of a private offering of such stock, as mentioned where, or (ii) in accordance with the above mentioned distributing agreement, will be legally and validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement referred to above. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,


                                   SULLIVAN & CROMWELL